                                                              EXHIBIT 2.8
















                         BUDGET STOCK PURCHASE AGREEMENT

                          DATED AS OF JANUARY 13, 1997

                                     BETWEEN

                          BUDGET RENT A CAR CORPORATION

                                       AND

                             TEAM RENTAL GROUP, INC.

                                TABLE OF CONTENTS


                                                                          Page

                                   ARTICLE I
                               SALE OF STOCK................................2
SECTION 1.1     Sale and Purchase...........................................2
SECTION 1.2     Purchase Price..............................................2

                                   ARTICLE II
                                THE CLOSING.................................2
SECTION 2.1     Closing.....................................................2
SECTION 2.2     Delivery of Shares by the Company to
                   Buyer....................................................3
SECTION 2.3     Delivery of Purchase Price by Buyer to
                   the Company..............................................3

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES........................3
SECTION 3.1     Representations and Warranties of the
                   Company..................................................3
SECTION 3.2     Representations and Warranties of Buyer................... 21
SECTION 3.3     Representations and Warranties of the
                   Company and Buyer...................................... 24
SECTION 3.4     Disclosure on Schedules................................... 25

                                   ARTICLE IV
                         COVENANTS OF THE PARTIES......................... 25
SECTION 4.1     Access to Information Concerning
                   Properties and Records;
                   Confidentiality........................................ 25
SECTION 4.2     Conduct of the Company Business........................... 26
SECTION 4.3     Further Assurances........................................ 29
SECTION 4.4     No Solicitation by Company................................ 31
SECTION 4.5     Repayment of Buyer Designator
                   Indebtedness........................................... 32
SECTION 4.6     Net Income Adjustment..................................... 33
SECTION 4.7     Special Bonus Program..................................... 34

                                    ARTICLE V
                            CLOSING CONDITIONS............................ 35
SECTION 5.1     Conditions to Each Party's Obligations.................... 35
SECTION 5.2     Conditions to the Obligations of Buyer.................... 36
SECTION 5.3     Conditions to the Obligations of the
                   Company................................................ 37
SECTION 5.4     No Closing Unless All Transactions
                   Occur.................................................. 38

                                   ARTICLE VI
                                TERMINATION............................... 39
SECTION 6.1     Termination............................................... 39
SECTION 6.2     Effect of Termination..................................... 39


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                                                                    Page


                                   ARTICLE VII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                         LIMITATION OF REMEDIES..................... 39
 SECTION 7.1   Survival of Representations and
                  Warranties........................................ 39
 SECTION 7.2   Limitation of Remedies............................... 41

                                  ARTICLE VIII
                              MISCELLANEOUS......................... 41
 SECTION 8.1   Notices.............................................. 41
 SECTION 8.2   Publicity............................................ 43
 SECTION 8.3   Costs and Expenses................................... 43
 SECTION 8.4   Amendment and Modification........................... 43
 SECTION 8.5   Waivers and Extensions............................... 44
 SECTION 8.6   Interpretation....................................... 44
 SECTION 8.7   Entire Agreement; Third Party
                  Beneficiaries; Assignment......................... 45
 SECTION 8.8   Severability......................................... 46
 SECTION 8.9   Governing Law........................................ 47
 SECTION 8.10  Specific Performance................................. 47
 SECTION 8.11  Resolution of Disputes............................... 47
 SECTION 8.12  Consent to Jurisdiction; Waiver of Jury
                  Trial............................................. 47
 SECTION 8.13  Counterparts......................................... 49



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                             INDEX OF DEFINED TERMS


Term                                                                Page


Agreement         ....................................................1
Benefit Arrangement..................................................15
Business day      ....................................................3
Buyer             ....................................................1
Buyer Designator  ....................................................1
Closing           ....................................................2
Closing Date      ....................................................3
Code              ...................................................17
Common Stock      ....................................................1
Common Stock Purchase Agreement.......................................2
Common Stockholder....................................................2
Company           ....................................................1
Company Agreement ....................................................9
Company Entities  ....................................................4
Company Material Adverse Effect.......................................4
Confidentiality Agreement............................................26
Consistent with past practice........................................45
Debt Instruments  ....................................................9
DGCL              ....................................................5
Employee Benefit Programs............................................15
Environmental Law ...................................................19
ERISA             ...................................................14
Facilities        ...................................................32
Financial Statements.................................................10
First Quarter Income Statement.......................................33
FMCC              ....................................................1
Foreign Employees ...................................................15
Foreign Plan      ...................................................15
Governmental Entity...................................................9
Hazardous Substance..................................................19
HSR Act           ....................................................8
Include           ...................................................45
Includes          ...................................................45
Including         ...................................................45
Liens             ....................................................8
Losses            ...................................................41
Material Company Agreement...........................................12
Material Licensed Intellectual Property..............................20
Material Owned Intellectual Property.................................19
Other Arrangements...................................................33
Other Indebtedness...................................................32
Permitted Liens   ...................................................12
Person            ...................................................45
Plan              ...................................................15
Preferred Stock   ....................................................6
Preferred Stock Purchase Agreement....................................1
Properties        ...................................................18
Purchase Price    .................................................1, 2

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Term                                                                Page

Required Payments ...................................................23
Securities Act.......................................................23
Series X Preferred Stock..............................................1
Share Increase Amendment..............................................5
Shares ...............................................................1
Special Bonus Program................................................34
Subsidiaries .........................................................3
Tax Return ..........................................................17
Taxes................................................................17
To the Company's knowledge...........................................45
Transactions .........................................................4
U.S. Corporation......................................................4


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                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT (this "Agreement") dated as of January 13, 1997 between BUDGET RENT A CAR CORPORATION, a Delaware corporation (the "Company"), and TEAM RENTAL GROUP, INC., a Delaware corporation ("Buyer").

                                    RECITALS

                  A. Subject to the terms and conditions hereof, Buyer wishes to purchase from the Company, and the Company wishes to issue and sell to Buyer, 2,740,000 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of the Company, for an aggregate purchase price equal to $274 million, payable in cash (the "Purchase Price").

                  B. Concurrently with the Closing (as defined in Section 2.1), pursuant to a separate stock purchase agreement dated as of the date hereof (the "Preferred Stock Purchase Agreement") between Ford Motor Company ("Buyer Designator") and Buyer, Buyer has agreed, among other things, (i) to purchase the Series X Cumulative Preferred Stock, par value $.01 per share, with a stated value of $1,000 per share (the "Series X Preferred Stock"), of the Company owned by Buyer Designator, (ii) to purchase certain indebtedness of the Company to Buyer Designator and/or its affiliates, including Ford Motor Credit Company ("FMCC"), as further described herein and in the Preferred Stock Purchase Agreement, (iii) to cause the Company to use the proceeds from the sale of the Shares to Buyer, first, to redeem the Series X Preferred Stock and, second, to repay a portion of the indebtedness of the Company to Buyer Designator and/or its affiliates, including FMCC, and (iv) otherwise to pay or cause the Company to repay certain other indebtedness of the Company, as further described herein and in the Preferred Stock Purchase Agreement.

                  C. Concurrently with the Closing, pursuant to a separate stock purchase agreement dated as of the date hereof (the "Common Stock Purchase Agreement") between John J. Nevin (the "Common Stockholder") and Buyer, Buyer has agreed, among other things, to purchase the 10,000 shares of Common Stock owned by the Common Stockholder.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                  SALE OF STOCK

                  SECTION 1.1 Sale and Purchase. On the Closing Date, the Company shall issue and sell to Buyer the Shares.

                  SECTION 1.2 Purchase Price. The purchase price to be paid by Buyer to the Company for the Shares shall be $274 million (the "Purchase Price"), which shall be payable in cash and in immediately available funds at the Closing.

                                   ARTICLE II

                                   THE CLOSING

                  SECTION 2.1 Closing. Subject to the conditions set forth in
Article V, the closing of the sale and purchase of the Shares (the "Closing") shall take place at 10:00 a.m., Eastern

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time, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New
York, New York, on March 31, 1997, or at such other time or on such other date, or at such other place, as the parties shall agree in writing (the date of the Closing, the "Closing Date").

                  SECTION 2.2 Delivery of Shares by the Company to Buyer. At the Closing, the Company will deliver to Buyer a certificate or certificates representing the Shares.

                  SECTION 2.3 Delivery of Purchase Price by Buyer to the Company. At the Closing, Buyer will deliver to the Company the Purchase Price, by intra-bank transfer at Morgan Guaranty Trust Company of New York of cash in U.S. dollars and in immediately available (federal) funds to an account specified to Buyer by the Company in writing no later than the business day prior to the Closing Date. For purposes of this Agreement, "business day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Dearborn, Michigan are authorized or required by law to be closed.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 3.1 Representations and Warranties of the Company. The Company represents and warrants to Buyer as follows:

                  (a) Due Organization of the Company and Subsidiaries. Each of the Company and each corporation, partnership or business entity 50% or more of the equity interests of which are owned by the Company (its "Subsidiaries" and, together with the Company,

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the "Company Entities") is a business entity duly organized, validly existing, and, with respect to those Subsidiaries of the Company organized under the laws of one of the states of the United States of America or the District of Columbia (a "U.S. Corporation"), is in good standing as a domestic business entity under the laws of the state of its organization with all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted. Each Company Entity which is a U.S. Corporation is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified as required would not have a Company Material Adverse Effect (as defined below). Schedule 3.1(a) lists each Subsidiary and each other corporation, partnership or business entity in which the Company has any equity interest.

                  For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the business, results of operations or financial condition of the Company Entities taken as a whole, excluding any effect resulting from (i) general economic conditions, (ii) any occurrence or condition affecting the vehicle rental industry generally or (iii) any occurrence or condition arising out of the execution, delivery or performance of this Agreement and the consummation of the Transactions (as defined below) or the public announcement of any thereof. For purposes of this Agreement, "Transactions" means the transactions contemplated by this Agreement, the Preferred

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Stock Purchase Agreement, the Common Stock Purchase Agreement, the Consent
Agreement (as defined in the Preferred Stock Purchase Agreement), the Supply Agreement (as defined in the Preferred Stock Purchase Agreement) and the Advertising Agreement (as defined in the Preferred Stock Purchase Agreement).

                  (b) Validity of Agreement. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to the filing of a Certificate of Amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000 to 3,500,000 shares (the "Share Increase Amendment") with the Secretary of State of the State of Delaware pursuant to the General Corporation Law of the State of Delaware (the "DGCL"), to perform its obligations hereunder and to consummate the Transactions. Subject to the filing of the Share Increase Amendment with the Secretary of State of the State of Delaware pursuant to the DGCL, the execution, delivery and performance of this Agreement by the Company, the consummation by the Company of the Transactions and the redemption of the shares of Series X Preferred Stock owned by Commerzbank Aktiengesellschaft (the "Bank") have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                  (c) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 10,000 shares of Common Stock and 750,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and, as of the Closing Date, the authorized capital stock of the Company will consist of 3,500,000 shares of Common Stock and 750,000 shares of Preferred Stock. As of the date hereof, (i) 10,000 shares of Common Stock are issued and outstanding, (ii) no shares of Common Stock are held in the treasury of the Company, (iii) no options to acquire shares of Common Stock have been issued by the Company and are outstanding, (iv) 5,006.46 shares of Series X Preferred Stock are issued and outstanding, (v) no shares of Preferred Stock are held in the treasury of the Company and (vi) no options to acquire shares of Preferred Stock have been issued by the Company and are outstanding. Immediately prior to the Closing, (i) 10,000 shares of Common Stock will be issued and outstanding, (ii) no shares of Common Stock will be held in the treasury of the Company, (iii) no options to acquire shares of Common Stock will have been issued by the Company and be outstanding, (iv) 5,006.46 shares of Series X Preferred Stock will be issued and outstanding, (v) no shares of Preferred Stock will be held in the treasury of the Company and (vi) no options to acquire shares of Preferred Stock will have been issued by the Company and be outstanding. All the outstanding shares of the Company's capital stock are duly

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authorized, validly issued, fully paid and non-assessable. When issued and paid for by Buyer as provided in this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding. Except for rights and obligations of the parties to the Stockholders Agreement or as set forth on Schedule 3.1(c), there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating any Company Entity to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, any Company Entity or securities convertible into or exchangeable for such shares or equity interests or obligations of any Company Entity to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. Except for the Stockholders Agreement or as set forth on Schedule 3.1(c), there are no agreements or arrangements regarding the voting or transfer of any capital stock of any Company Entity. Except as set forth on Schedule 3.1(c), all of the outstanding shares of capital stock of each of the Company's Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been duly authorized, validly issued and are fully paid and nonassessable and are owned by a Company Entity free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever (collectively, "Liens").

                  The Shares will, upon issuance, represent all of the issued and outstanding shares of capital stock of the Company except for (i) the 10,000 shares of Common Stock to be purchased from the Common Stockholder pursuant to the Common Stock Purchase Agreement, (ii) the 2.31 shares of Series X Preferred Stock to be purchased from the Buyer Designator pursuant to the Preferred Stock Purchase Agreement and (iii) the 5004.15 shares of Series X Preferred Stock owned by the Bank, all which 5006.46 shares of Series X Preferred Stock will be redeemed immediately after the Closing with a portion of the proceeds from the sale of the Shares.

                  (d) Consents and Approvals; No Violations. Except as set forth on Schedule 3.1(d) and except for the filing of the Share Increase Amendment with the Secretary of State of the State of Delaware pursuant to the DGCL and for all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state and foreign competition, antitrust and takeover laws, including applicable laws of Australia, Brazil, Canada, Ireland, Mexico, New Zealand and Portugal and applicable regulations of the European Union, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or the redemption of the shares of Series X Preferred Stock owned by the Bank will (i) conflict

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



with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of any Company Entity, (ii) require any Company Entity to make any filing with, or any Company Entity to obtain any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, commission or agency (a "Governmental Entity"),
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the "Debt Instruments"), lease, airport concession agreement, franchise agreement, license, contract, agreement or other instrument or obligation to which any of the Company Entities is a party or by which any of them or any of their properties or assets may be bound (a "Company Agreement") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Company Entities or any of their properties or assets, except, in the case of clauses (ii), (iii) and (iv), for failures to make filings, or to obtain permits, authorizations, consents or approvals, or violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration, which would not have a Company Material Adverse Effect.

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



                  (e) Financial Statements. The Company has heretofore delivered to Buyer audited consolidated financial statements of the Company and its Subsidiaries at and for the fiscal year ended December 31, 1995 and unaudited consolidated financial statements of the Company and its Subsidiaries at and for the ten month period ended October 31, 1996 (the "Financial Statements"). The Financial Statements, together with the notes thereto, present fairly in all material respects the financial position of the Company as of the dates thereof and the results of operations for the periods indicated in accordance with United States generally accepted accounting principles consistent with past practice, except as disclosed in the Financial Statements or in the notes thereto, subject, in the case of the unaudited consolidated financial statements of the Company and its Subsidiaries, to normal year-end adjustments.

                  (f) Absence of Changes. Since October 31, 1996, except as may be disclosed in this Agreement or in Schedules hereto, there has not occurred any material adverse change in the business, financial condition or results of operations of the Company Entities taken as a whole, excluding any effect resulting from (i) general economic conditions, (ii) any occurrence or condition affecting the vehicle rental industry generally or (iii) any occurrence or condition arising out of the execution, delivery or performance of this Agreement and the consummation of the Transactions or the public announcement of any thereof.

                  (g) Litigation. Except as set forth on Schedule 3.1(g) (which shall be deemed to include a list, if any, of false

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



imprisonment litigation and claims, furnished to Buyer no later than January 20,
1997) and except for litigation and claims arising in the ordinary course of conducting the vehicle rental business such as claims for personal injury, property damage and workers' compensation (but excluding litigation and claims for sexual harassment, unlawful employment practices, racial or other discrimination involving employment or business practices and extraordinary and non-ordinary course litigation and claims), as of the date hereof, there is no action, suit or proceeding before or by any Governmental Entity, domestic or foreign, now pending or, to the Company's knowledge, threatened against any Company Entity or with respect to any properties or assets of any Company Entity which, if adversely determined, would have a Company Material Adverse Effect.

                  (h) Title to Properties; Liens and Encumbrances. Except for assets disposed of since October 31, 1996 in the ordinary course of business, one of the Company Entities has marketable title to or a valid leasehold interest in all of the tangible assets (i) capitalized on or included in the consolidated balance sheet of the Company and its Subsidiaries at October 31, 1996 included in the Financial Statements, and (ii) acquired by a Company Entity after October 31, 1996 and which would be capitalized on or included in such a balance sheet prepared as of the date hereof, subject only to (A) statutory Liens arising or incurred in the ordinary course of the Company's and its Subsidiaries' businesses, (B) Liens disclosed or reflected in the Financial Statements, (C) Liens for Taxes (as defined in Section 3.1(l)) not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings, (D) Liens which constitute valid leases or subleases from a Company Entity to a third party, (E) Liens and defects of title set forth in Schedule 3.1(h) and (F) Liens and defects of title that do not have a Company Material Adverse Effect (Liens of the types identified in clauses (A) through (F) above being referred to as "Permitted Liens").

                  (i) Material Contracts. Schedule 3.1(i) sets forth, as of the date hereof, each written Company Agreement which is material to the business or operations of the Company Entities taken as a whole, including any agreement limiting the ability of the Company to engage in business in any geographical area (each, a "Material Company Agreement"). Each Material Company Agreement is valid and binding (except to the extent that the invalidity or nonbinding nature of any Material Company Agreement would not have a Company Material Adverse Effect), and no Company Entity is in default in the performance of its obligations under any such Material Company Agreement, except for defaults which would not have a Company Material Adverse Effect. The Company Entities have no material unwritten agreements.

                  Material Company Agreements include the following contracts and other agreements to which a Company Entity is a party or by or to which a Company Entity or any of their respective assets or properties is bound or subject as of the date hereof:

                         (i) the ten agreements between a Company Entity and a Franchisee, or other agreements relating to the franchise business operations, providing for the greatest payments to or by the Company Entities per agreement per calendar year;

                        (ii) advertising, market research and other marketing agreements providing for payments by any Company Entity of more than $1,500,000 per agreement per calendar year;

                       (iii) employment, severance, consulting or other agreements with any current stockholder, director, officer or employee which provide for the continuing obligation on the part of the Company Entities to pay compensation in excess of $100,000 per calendar year;

                        (iv) agreements outside the ordinary course of business relating to (x) the sale or lease (as lessor) by a Company Entity of any assets or properties in excess of $1,500,000 per agreement per calendar year, (y) the acquisition or lease (as lessee) by the Company Entity of any assets or properties in excess of $1,500,000 per agreement per calendar year or (z) any airport concession;

                         (v) agreements restricting the ability of the Company Entities to incur indebtedness
         ("Indebtedness");

                        (vi) agreements relating to any guarantee of Indebtedness by the Company Entities (other than indemnities made in the ordinary course of business which are not material to the Company Entities taken as a whole);

                       (vii) agreements relating to the making of any loan or advance by a Company Entity other than (x) intercompany loans among the Company Entities and (y) those made in the ordinary course of business consistent with past practice;

                      (viii) agreements relating to Indebtedness, factoring arrangements, sale and leaseback transactions and other similar financing transactions providing for payments of more than $1,500,000 per agreement;

                        (ix) agreements providing for the indemnification by a Company Entity thereof of any person, except those entered into in the ordinary course of business and those which are not material to the Company Entities taken as a whole;

                         (x) agreements with any Government Entity except those entered into in the ordinary course of business and those which are not material to the Company
         Entities taken as a whole;

                        (xi) joint venture, partnership or similar documents or agreements which are material to the Company Entities taken as a whole; and

                       (xii) other agreements, contracts or commitments not made in the ordinary course of business which are material to the Company Entities taken as a whole.

                  (j) Labor Matters. Except as set forth on Schedule 3.1(j), no labor dispute with employees of any Company Entity exists or, to the Company's knowledge, is threatened, which would have a Company Material Adverse Effect.

                  Except as set forth on Schedule 3.1(j), (i) no material charges with respect to or relating to any Company Entity are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, which, if adversely determined against any Company Entity, would have a Company Material Adverse Effect; and
(ii) the Company has not received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to any Company Entity and, to the Company's knowledge, no such investigation is in progress.

                  (k) Employee Programs. Schedule 3.1(k) sets forth, as of the date of this Agreement:

                  (i) Each "employee benefit plan" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is covered by ERISA and that is maintained or otherwise contributed to by the Company Entities for the benefit of the employees of the Company Entities (each a "Plan"), copies or descriptions of which have been furnished or made available to Buyer (together with the most recent Annual Report on Form 5500 required to be filed by the Company Entities in connection with any Plan);

                        (ii) Each material plan or arrangement not subject to ERISA maintained, or otherwise contributed to, by the Company Entities for the benefit of its U.S. employees and providing for deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (each a "Benefit Arrangement"), copies or descriptions of which have been furnished or made available to Buyer;

                       (iii) Each material plan or arrangement not subject to ERISA maintained, or otherwise contributed to, by the Company Entities for the benefit of non-U.S. employees ("Foreign Employees"), other than plans or arrangements required to be maintained, or otherwise contributed to, pursuant to applicable laws or regulations of non-U.S. jurisdictions, that provides for retirement benefits, termination benefits, deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (each a "Foreign Plan" and, together with the Plans and Benefit Arrangements, the "Employee Benefit Programs"), copies or descriptions of which have been furnished or made available to Buyer;

                  (iv) Each "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) that is contributed to by the Company Entities, copies or descriptions of which have been furnished or made available to Buyer; and

                  (v) Each written agreement with any employee of any Company Entity involving an amount which in the aggregate involves in excess of $100,000 and each collective bargaining agreement to which any Company Entity is a party.

                  (l) Taxes. Except as set forth on Schedule 3.1(l), each Company Entity and any consolidated, combined or unitary group for Tax (as defined below) purposes of which the Company or any of its Subsidiaries is or has been a member has timely filed all Tax Returns required to be filed by it, has paid all Taxes due, has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to employees, independent contractors or other third parties, or has provided adequate reserves in its Financial Statements for (or otherwise has adequately provided for) any Taxes that have not been paid except where the failure to make such filings, pay such Taxes or provide for such reserves or Taxes would not have a Company Material Adverse Effect. Except as set forth on Schedule 3.1(l), (i) there is no claim concerning any liability of any Company Entity for Taxes made by any Taxing authority in writing which has not been fully resolved, (ii) the Company is not under audit for any Tax year, (iii) no Company Entity has in effect a waiver of any statute of limitations with respect to Taxes, and (iv) no Company Entity is obligated to make any payments for which a deduction will be disallowed under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent any discharge of indebtedness by FMCC on or before the Closing Date is not excluded from income, the Company will have available net operating loss carryforwards (taking into account the limitations under Section 382 of the Code) at least equal to the amount of any such nonexcluded income.

                  As used herein, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

                  (m) Government Licenses, Permits and Related Approvals. Except as set forth in Schedule 3.1(m), the Company Entities have each license, permit, consent, approval, authorization, qualification and order of any Governmental Entity necessary to enable the Company Entities to conduct their respective businesses as presently conducted and are in compliance with the requirements thereunder, except where the failure to have any such license, permit, consent, approval, authorization, qualification or order, or to be in compliance therewith, does not have a Company Material Adverse Effect.

                  (n) Compliance. Except as set forth in Schedule 3.1(n), no Company Entity is in violation of any law, rule, regulation, order, judgment or decree applicable to any of the Company Entities or by which any of their respective properties are bound or affected, except for any such violations which do not have a Company Material Adverse Effect.

                  (o) Environmental Liability. Except as disclosed (i) in the Financial Statements or the notes thereto, (ii) in the environmental reports listed on Schedule 3.1(o) or (iii) on Schedule 3.1(o), and except for such matters that, alone or in the aggregate, do not have a Company Material Adverse Effect, to the Company's knowledge, (i) the Company Entities are in compliance with all applicable Environmental Laws (as defined below); (ii) the properties owned or operated by the Company Entities (including soil, groundwater or surface features) (the "Properties") do not contain any Hazardous Substances (as defined below) at a level which requires remedial activity under applicable Environmental Law where the Hazardous Substance resulted from activity of the Company Entities; (iii) no Company Entity has received written notice of any claims or written demands alleging that the Company is in violation of, or liable under, any Environmental Law; and (iv) the Company Entities are not subject to liability for any off-site disposal or contamination.

                  For purposes of this Agreement, "Environmental Law" means any current law, regulation, order or decree relating to pollution, contamination, wastes, Hazardous Substances or the environment, including any regulation pertaining to underground storage tanks and cleanup of releases from such tanks; and "Hazardous Substance" means any substance, chemical or material that is listed, classified under or regulated as hazardous or toxic or as a pollutant by any Governmental Entity pursuant to any Environmental Law, including petroleum and petroleum products.

                  Buyer acknowledges and agrees that the representation and warranty contained in this Section 3.1(o) is the only representation and warranty made by the Company or any other person to Buyer with respect to the subject matter of this Section 3.1(o), no other representation or warranty contained in this Agreement shall apply to such subject matter and no other representation or warranty, express or implied, is being made by the Company or any other person with respect to such subject matter.

                  (p) Intellectual Property. Schedule 3.1(p) sets forth a true and correct list of (i) each patent, trademark, trade name and registered copyright owned by any Company Entity and which is material to the business or operations of the Company Entities taken as a whole ("Material Owned Intellectual Property") and (ii) each patent, trademark, trade name, registered copyright, technology and process used by any Company Entity which is used pursuant to a license or other right granted by a third party and which is material to the business or operations of the Company Entities taken as a whole ("Material Licensed Intellectual Property"). The Company Entities own or have the right to use pursuant to valid and effective agreements all Material Owned Intellectual Property and Material Licensed Intellectual Property, except to the extent that the failure to own or have the right to use such Material Owned Intellectual Property or Material Licensed Intellectual Property would not have a Company Material Adverse Effect. No claims are pending against any Company Entity with respect to the use of any Material Owned Intellectual Property or Material Licensed Intellectual Property or challenging or questioning the validity or effectiveness of any license agreement relating to the same, and the use by the Company Entities of the Material Owned Intellectual Property and Material Licensed Intellectual Property does not infringe upon the rights of any third party, except to the extent that any such claim or infringement would not have a Company Material Adverse Effect.

                  (q) Other Transactions. Except (i) as disclosed in the Schedules to this Agreement or (ii) as are not material to the Company Entities taken as a whole, there are no transactions between a Company Entity, on the one hand, and the Buyer Designator and/or its subsidiaries, on the other hand, including all contracts, agreements, arrangements, understandings or loans.

                  (r) Finders' Fees. The Company has not retained, and is not subject to the valid claim of, any finder, broker, consultant or financial advisor in connection with the

Transactions who might be entitled to a fee or commission from Buyer in connection with the Transactions.

                  SECTION 3.2 Representations and Warranties of Buyer. Buyer represents and warrants to the Company as follows:

                  (a) Due Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing as a domestic corporation under the laws of the state of its organization with all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions.

                  (b) Validity of Agreement. Buyer has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                  (c) Consents and Approvals; No Violations. Except as set forth on Schedule 3.2(c) and for all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, state and foreign competition, antitrust and takeover laws, including applicable laws of Australia, Brazil, Canada, Ireland, Mexico, New Zealand and Portugal and applicable regulations of the European Union, neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the Transactions will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Buyer, (ii) require Buyer to make any filing with, or Buyer to obtain any permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, any of its subsidiaries or any of their properties or assets, except, in the case of clauses (ii), (iii) and (iv), for failures to make filings, or to obtain permits, authorizations, consents or approvals, or violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration, which would not prevent or materially hinder or delay the ability of Buyer to perform its obligations under this Agreement and to consummate the Transactions.

                  (d) Litigation. There is no action, suit or proceeding before or by any Governmental Entity, domestic or foreign, now pending or, to Buyer's knowledge, threatened against Buyer which, if adversely determined, would prevent or materially hinder or delay the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions.

                  (e) Available Funds. At the Closing, Buyer will have sufficient funds to pay the following (collectively, the "Required Payments"):
(i) the Purchase Price, (ii) the Share Purchase Price (as defined in the Preferred Stock Purchase Agreement), (iii) the Purchase Price (as defined in the Common Stock Purchase Agreement), and (iv) the amount of Other Indebtedness (as defined in Section 4.5) and all accrued but unpaid interest through the Closing Date to be repaid pursuant to Section 4.5, which funds will be available at the Closing to make the Required Payments. Buyer has obtained a binding written commitment from Credit Suisse First Boston Corporation to obtain $225 million pursuant to the commitment letter attached as Exhibit E to the Preferred Stock Purchase Agreement.

                  (f) No Registration. Buyer is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws. Buyer is not an underwriter (within the meaning of such term under the Securities Act) with respect to the Shares and is purchasing the Shares solely for investment, with no present intention to distribute any such Shares to any person, and Buyer will not sell or otherwise dispose of such Shares except in compliance with the registration requirements under the Securities Act and the rules and regulations promulgated thereunder, and other applicable securities laws, or pursuant to exemptions therefrom.

                  (g) Finders' Fees. Buyer has not retained, and is not subject to the valid claim of, any finder, broker, consultant or financial advisor in connection with the Transactions who might be entitled to a fee or commission from the Company in connection with the Transactions, other than Credit Suisse First Boston Corporation. Buyer will be solely responsible for paying all fees and expenses that become due and payable to Credit Suisse First Boston Corporation in connection with the Transactions.

                  SECTION 3.3 Representations and Warranties of the Company and Buyer. Each of the Company and Buyer represents and warrants to the other that it is the explicit intent of each party hereto that the Company is making no representation or warranty whatsoever, express or implied, including any implied warranty as to condition, merchantability or suitability, as to the properties, assets or future prospects or performance of the Company Entities or such properties or assets and that Buyer is taking the Company Entities "as is" and "where is," except for the express representations and warranties of the Company in this Agreement or in any Schedule or Exhibit, or in any certificate, document or other instrument contemplated hereby and delivered in connection with herewith.

                  SECTION 3.4 Disclosure on Schedules. Disclosure of any fact or item in any Schedule or Exhibit referenced by a particular Section of this Agreement shall, should the existence of the fact or item be relevant to any other Section of this Agreement, be deemed to be disclosed with respect to such other Section whether or not a specific cross reference appears. Disclosure of any fact or item in any Schedule or Exhibit shall not necessarily mean that such fact or item, individually, is material to the Company Entities taken as a whole or to the business or financial condition of the Company Entities taken as a whole.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

                  SECTION 4.1 Access to Information Concerning Properties and Records; Confidentiality. (a) During the period commencing on the date hereof and ending on the Closing Date, the Company shall, and shall cause the other Company Entities to, upon reasonable request, afford to Buyer, its counsel, accountants and other authorized representatives reasonable access during normal business hours to the properties, books and records of the Company Entities, in order that Buyer may have the opportunity to make such reasonable investigations as it shall desire to make of the business and affairs of the Company Entities. The Company will, and will cause the other Company Entities and their respective officers, employees, accountants and other agents to, furnish to Buyer such additional financial and operating data and information as Buyer may from time to time reasonably request. Buyer will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement among the Company, Buyer Designator and Buyer (the "Confidentiality Agreement").

                  SECTION 4.2 Conduct of the Company Business. Except as contemplated by this Agreement and in connection with the Transactions, except with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) and except as set forth on Schedule 4.2, the Company agrees, during the period from the date hereof until the Closing Date, that:

                  (a) the businesses of the Company Entities shall be conducted in the ordinary and usual course consistent with past practice and each Company Entity shall use reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, employees, creditors and business partners, and with all persons or entities with which the Company has entered into franchise agreements, airport concession agreements and material leases;

                  (b) the Company shall not, directly or indirectly, split, combine or reclassify the outstanding Common Stock or Preferred Stock;

                  (c) no Company Entity shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends declared and paid by the Company's Subsidiaries to the Company or its Subsidiaries; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets that are material to the Company Entities taken as a whole, other than (A) in the ordinary course of business consistent with past practice, (B) pursuant to agreements in effect on the date hereof, (C) when such assets become worn out, unserviceable or no longer useful to the businesses of the Company Entities taken as a whole or (D) pursuant to Permitted Liens; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock, other than shares of Series X Preferred Stock in accordance with the terms thereof;

                  (d) no Company Entity shall: (i) grant any increase in the compensation payable or to become payable by any Company Entity to any executive officer other than scheduled annual increases in the ordinary course of business consistent with past practice; or (ii) except to the extent currently required under applicable law or the terms of the applicable agreement or arrangement, adopt or enter into any new (or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing) bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than the Special Bonus Program (as defined in Section 4.7);

                  (e) no Company Entity shall: (i) incur or assume any debt except for borrowings under existing credit facilities in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person, other than to wholly owned Subsidiaries of the Company or in the ordinary course of business consistent with past practice; or (iv) make any material capital expenditure other than in the ordinary course of business consistent with past practice;

                  (f) no Company Entity shall enter into any agreement, contract, commitment or arrangement which would be a Material Company Agreement, other than in the ordinary course of business consistent with past practice, or amend any existing loan agreement or credit facility;

                  (g) no Company Entity shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries;

                  (h) no Company Entity shall pay, discharge or satisfy any claim, liability or obligation (including contingent claims, liabilities and obligations), other than in the ordinary course of business consistent with past practice or as required by applicable law or regulation or by any Governmental Entity; and

                  (i) no Company Entity shall enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or authorize any of the foregoing.

                  SECTION 4.3 Further Assurances. (a) Subject to Section 4.3(b), each of the Company and Buyer shall use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions on the Closing Date. Without limiting the generality of the foregoing, the Company shall, upon request, provide reasonable cooperation to Buyer in Buyer's efforts to obtain any necessary consents of third parties to the consummation of the Transactions (provided, however, that in no event shall the Company be required to make any expenditure to any third party from whom a consent is required in connection with obtaining any such consent) and in connection with the Buyer's financing for the consummation of the Transactions, including, upon reasonable request, providing financial information to Buyer and attending meetings with potential financing sources of Buyer. In addition, in connection with Buyer's preparation of any Information Statement or Proxy Statement (each as defined in the Preferred Stock Purchase Agreement), the Company shall cooperate with Buyer in the preparation thereof and shall furnish all information concerning it required to be included therein.

                  (b) Notwithstanding anything to the contrary herein, Buyer shall, and shall cause its affiliates to, (i) promptly effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by any Governmental Entity, domestic or foreign, to secure antitrust clearance for the consummation of the Transactions and (ii) promptly take all steps (including executing agreements and submitting to judicial or administrative orders) required by the Federal Trade Commission or its staff, the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice or such person's staff, any state attorney general or its staff, or any similar foreign Governmental Entity, to secure antitrust clearance for the consummation of the Transactions (including by avoiding or setting aside any injunction or other order of any court of competent jurisdiction or other Governmental Entity), including all steps to make arrangements for, or to effect the sale or other disposition of, particular assets or categories of assets or businesses of Buyer or any of its affiliates, or assets or businesses of the Company Entities, and to hold separate (including pursuant to arrangements which restrict, limit or prohibit access to) the assets or businesses of the Company Entities pending any such sale or other disposition. All the actions to be taken by Buyer or its affiliates pursuant to this Section 4.3(b) will be consistent with their respective obligations under applicable law or any agreement to which any of such persons is a party. Each party agrees promptly to inform the other party of any communication received by such party from the Federal Trade Commission, the Antitrust Division of Department of Justice or any other Governmental Entity regarding any of the Transactions.

                  (c) If at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken such action, including the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and give effect to the Transactions.

                  (d) The Company hereby consents to the issuance by Buyer of
(i) the Series A Preferred Stock and the underlying Class A Common Stock and
(ii) additional shares of capital stock or securities convertible into capital stock in connection with the consummation and financing of the Transactions.

                  SECTION 4.4 No Solicitation by Company. None of the Company Entities will solicit, initiate or encourage the submission of any proposal or offer from any person or engage in discussions with any person or enter into any agreement with any person relating to the acquisition of capital stock or a substantial portion of the assets of the Company Entities taken as a whole or any merger, consolidation, share exchange or other similar transaction involving any Company Entity. The Company will notify Buyer promptly if any person makes any proposal, offer or inquiry with respect to any of the foregoing.

                  SECTION 4.5  Repayment of Buyer Designator
Indebtedness.  At the Closing, the Company shall:

                  (a) immediately upon its receipt of the Purchase Price, use the entire proceeds thereof, first, to redeem the Series X Preferred Stock held by the Bank and, second, to repay to Buyer Designator and/or its affiliates, respectively, including FMCC, a portion of the outstanding principal amount of indebtedness of the Company to such persons under the credit facilities set forth on Schedule 4.6 to the Preferred Stock Purchase Agreement, as such persons shall direct;

                  (b) repay all indebtedness owed to Buyer Designator or any affiliate or affiliates of Buyer Designator, including FMCC (as specified in written notice delivered by the Buyer Designator to the Company at least two days prior to the Closing) under the credit facilities set forth on Schedule 4.6 to the Preferred Stock Purchase Agreement (collectively, the "Facilities"), except for an amount of such indebtedness equal to the Cancellation Amount (as defined in Section 5.2(d) of the Preferred Stock Purchase Agreement) (the "Other Indebtedness") and all accrued but unpaid interest through the Closing Date;

                  (c) cause the obligations of Buyer Designator and/or its affiliates, respectively, including FMCC, to make further extensions of credit under each of the Facilities to be terminated; and

                  (d) cause the other obligations of Buyer Designator and/or its affiliates, respectively, including FMCC, in respect of the Facilities, including all obligations pursuant to each letter of credit, support agreement and other agreement or arrangement referred to on Schedule
         4.6 to the Preferred Stock Purchase Agreement (collectively, the "Other Arrangements"), to be terminated and replaced by a substitute arrangement, except for the $25 million letter of credit issued in support of the Budget Fleet Finance asset- backed medium term note program, which shall be fully collateralized by a letter of credit, in form satisfactory to FMCC, issued for the benefit of FMCC by Credit Suisse or another financial institution acceptable to Seller in its sole discretion.

                  SECTION 4.6 Net Income Adjustment. (a) No later than May 15, 1997, the Company shall prepare and deliver to each of Buyer Designator and Buyer an income statement of the Company for the period from and including January 1, 1997 through the close of business on March 31, 1997 prepared in accordance with United States generally accepted accounting principles (the "First Quarter Income Statement"). The First Quarter Income Statement shall be prepared by the Company, prior to the Closing Date, in consultation with Coopers & Lybrand LLP, Buyer Designator's independent accountants, or, after the Closing Date, in consultation with Arthur Andersen LLP, Buyer's independent accountants. Thereafter, the Company shall cooperate with each of Buyer Designator and Buyer in providing responses to information requests from each of them in connection with their review of the First Quarter Income Statement. In addition, the Company shall cooperate with the Neutral Auditors (as defined in the Preferred Stock Purchase Agreement) in providing responses to information requests from the Neutral Auditors.

                  (b) If the Adjustment Payment Date (as defined in the Preferred Stock Purchase Agreement) is the Closing Date, then each of the Company and Buyer shall enter into an amendment to this Agreement, on terms to be negotiated in good faith among the Company, Buyer and Buyer Designator, providing for (i) if there is a Buyer Adjustment Amount (as defined in the Preferred Stock Purchase Agreement), an increase in the amount of the Purchase Price by the Buyer Adjustment Amount or (B) if there is a Seller Adjustment Amount (as defined in the Preferred Stock Purchase Agreement), a reduction in the amount of the Purchase Price by the Seller Adjustment Amount, as the case may be, and, unless the parties otherwise agree (with the consent of Buyer Designator), in each case, as appropriate, an adjustment in the number of Shares.

                  SECTION 4.7 Special Bonus Program. The Company shall establish a special bonus program (the "Special Bonus Program") providing for bonus payments to Company employees with an aggregate value equal to $4,800,000; provided that Buyer

Designator shall, upon such terms as shall have been agreed as provided below, have funded $2,400,000 thereof in cash to the Company or Buyer at the Closing, as Buyer shall direct. The Special Bonus Program shall be on such terms as Buyer Designator and Buyer shall agree after good faith negotiations and, in any event, shall provide for broad participation by employees of the Company (it being understood that it is the intent of the parties that the Special Bonus Program provide incentive to approximately 1,400 employees of the Company and that, subject to agreement between Buyer Designator and Buyer, all or a portion of the benefits under such Special Bonus Program may be stock options issued by Buyer); provided that Buyer may, at its option, fund one-half of the Special Bonus Program in stock options of Buyer with a value of $2,400,000.

                                    ARTICLE V

                               CLOSING CONDITIONS

                  SECTION 5.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                  (a) No temporary restraining order, preliminary or permanent injunction or other order or other legal restraint or prohibition preventing the consummation of the Transactions shall have been issued by any court of competent jurisdiction or by any governmental or regulatory body and still be in effect; nor shall any statute, rule, regulation or executive order have been promulgated or enacted by any Governmental Entity which enjoins or otherwise prohibits or makes illegal the consummation of the Transactions.

                  (b) All applicable waiting periods under the HSR Act (including any extensions thereof) shall have expired or been terminated, and all applicable approvals and clearances under any other applicable merger control law or regulation shall have been obtained, except those for which the failure to obtain such approval or clearance would not result in a Company Material Adverse Effect.

                  (c) The closing of the transactions contemplated by the Preferred Stock Purchase Agreement shall have been consummated.

                  (d) The closing of the transactions contemplated by the Common Stock Purchase Agreement shall have been consummated.

                  SECTION 5.2 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                  (a) The representations and warranties of the Company shall be true and accurate as of the Closing Date as if made at and as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation contained therein as to "materiality" or "Company Material Adverse Effect"), would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (b) The Company shall have performed in all material respects the Company's obligations hereunder required to be performed by the Company at or prior to the Closing.

                  (c) The Company shall have delivered to Buyer and to Buyer Designator a certificate, duly executed by the Company, to the effect set forth in Sections 5.2(a) and 5.2(b).

                  (d) Since October 31, 1996, except as may be disclosed in this Agreement or in the Schedules hereto, there shall not have occurred any material adverse change in the business, financial condition or results of operations of the Company Entities taken as a whole, excluding any effect resulting from (i) general economic conditions, (ii) any occurrence or condition affecting the vehicle rental industry generally or (iii) any occurrence or condition arising out of the execution, delivery or performance of this Agreement and the consummation of the Transactions or the public announcement of any thereof.

                  SECTION 5.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

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



                  (a) The representations and warranties of Buyer shall be true and accurate as of the Closing Date as if made at and as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation contained therein as to "materiality" or exception contained therein for matters that would or would not, as the case may be, prevent or materially hinder or delay the ability of Buyer to perform its obligations under this Agreement and to consummate the Transactions), would not, individually or in the aggregate, prevent or materially hinder or delay the ability of Buyer to perform its obligations under this Agreement and to consummate the Transactions.

                  (b) Buyer shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing.

                  (c) Buyer shall have delivered to the Company and to Buyer Designator a certificate, duly executed by its Chief Executive Officer or Chief Financial Officer, to the effect set forth in Sections 5.3(a) and 5.3(b).

                  SECTION 5.4 No Closing Unless All Transactions Occur. Notwithstanding anything to the contrary in this Agreement or elsewhere, the Closing shall be deemed not to have occurred (and

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



any actions taken by any party hereunder in connection with the Closing shall be unwound) unless all of the conditions to closing contained in each of the Preferred Stock Purchase Agreement and the Common Stock Purchase Agreement shall have been satisfied (or waived in accordance with the terms and conditions of such agreements) and such closings under such agreements shall have been consummated in accordance with the terms of such agreements.

                                   ARTICLE VI

                                   TERMINATION

                  SECTION 6.1 Termination. This Agreement shall be terminated and the transactions contemplated hereby shall be abandoned if, prior to the Closing, the Preferred Stock Purchase Agreement shall have been terminated.

                  SECTION 6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Company or Buyer except for the Company's or Buyer's, as the case may be, breach of this Agreement and except that the provisions of the last sentence of
Section 4.1, Article VII and Article VIII shall survive any such termination.

                                   ARTICLE VII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                             LIMITATION OF REMEDIES

                  SECTION 7.1 Survival of Representations and Warranties. The respective representations and warranties of the Company and Buyer contained in
Article III shall survive the

Closing (subject, with respect to remedies for breach thereof, to Section 7.2), to but not including the first anniversary of the Closing Date and from and after the first anniversary of the Closing Date the respective representations and warranties of the Company and Buyer contained in Article III shall terminate and be of no further force or effect, except to the extent that, prior to such first anniversary of the Closing Date, written notice of the breach of such representation and warranty shall have been given (which written notice shall specify the particular representation and warranty the breach of which is alleged and the particular facts underlying each such allegation), in the case of an alleged breach of a representation and warranty by the Company, to the Company (with a copy to Buyer Designator), or, in the case of an alleged breach of a representation and warranty by Buyer, to Buyer (with a copy to Buyer Designator). Notwithstanding the immediately preceding sentence, the representations and warranties of the Company contained in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(k), 3.1(l) and 3.1(o) shall survive the Closing (subject, with respect to remedies for breach thereof, to Section 7.2), to but not including the third anniversary of the Closing Date and from and after the third anniversary of the Closing Date the representations and warranties of the Company contained in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(k), 3.1(l) and 3.1(o) shall terminate and be of no further force or effect, except to the extent that, prior to such third anniversary of the Closing Date, written notice of the breach of such representation and warranty shall have been given in the same manner and to the same person as set forth in the preceding sentence.

                  SECTION 7.2 Limitation of Remedies. (a) The provisions of
Article VII of the Preferred Stock Purchase Agreement, subject to the limitations and exclusions thereof, shall be the sole and exclusive remedy, at law or in equity, of Buyer for any liabilities, obligations, losses, damages, claims, actions, suits, judgments or settlements, including costs, expenses and disbursements, including reasonable attorneys' fees and expenses (collectively, "Losses"), arising out of or resulting from any breach by the Company of a representation or warranty contained in Section 3.1, and the Company shall have no liability for any such Losses, except to the extent any such Loss arises out of or results from fraud or willful misrepresentation on the part of the Company.

                  (b) In no event shall any party hereto be liable to the other (or to any other person) for consequential, punitive or special damages arising out of any breach of the provisions of this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.1 Notices. All notices, requests, demands or other communications provided herein shall be made in writing and shall be deemed to have been duly given (unless otherwise specifically provided in any Section of this Agreement) if delivered as follows:

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



                  If to the Company:

                  Budget Rent A Car Corporation
                  4225 Naperville Road
                  Lisle, IL  60532
                  Attention: Chief Executive Officer
                  Fax: 630-955-7517

                  with copies to:

                  Ford Motor Company
                  The American Road
                  Dearborn, MI  48121
                  Attention: Secretary
                  Fax: (313) 337-9591
                  Tel: (313) 323-2260

                           -and-

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017-3954
                  Attention:  David J. Sorkin, Esq.
                  Fax:  (212) 455-2502
                  Tel:  (212) 455-2000

                  If to Buyer:

                  Team Rental Group, Inc.
                  125 Basin Street, Suite 210
                  Daytona Beach, FL  32114
                  Attention: Chief Executive Officer
                  Fax: 904-238-7461
                  Tel: 904-238-7035

                  with a copy to:

                  King & Spalding
                  191 Peachtree Street
                  Atlanta, Georgia 30303
                  Attention: John J. Kelley III, Esq.
                  Fax: (404) 572-5100
                  Tel: (404) 572-4600

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on (i) the date of delivery if sent by messenger, (ii) on the business day following the business day on which delivered

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



to a recognized courier service if sent by overnight courier, or (iii) on the fifth business day after the mailing thereof if sent by mail. Notices may also be delivered by fax, provided that any such notice also is delivered in a manner contemplated by clause (i), (ii) or (iii) above.

                  SECTION 8.2 Publicity. The parties hereto agree that, without the prior written consent of Buyer Designator, they will not issue any press release or otherwise make any public announcement with respect to this Agreement or the Transactions, except as may be required by applicable law (including federal securities laws) if such party determines in good faith that it is appropriate to do so and provides prompt prior written notice to Buyer Designator. The Company agrees that, without the prior written consent of Buyer, it will not issue any such press release or otherwise make any such public announcement with respect to this Agreement or the Transactions.

                  SECTION 8.3 Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses.

                  SECTION 8.4 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto; provided, however, that no amendment, modification or supplement shall be effective without the prior written consent of Buyer Designator.

                  SECTION 8.5 Waivers and Extensions. Each party to this Agreement may waive any right of such party or any breach or default of the other party to this Agreement or conditions to its own obligations; provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party and specifically refers to this Agreement; provided, further, that (i) no waiver by the Company shall be effective without the prior written consent of Buyer Designator and (ii) no waiver by Buyer shall be effective without the prior written consent of Buyer Designator unless such waiver by Buyer includes an absolute and unconditional release of Buyer Designator from any and all Losses that may arise out of or result from the right, breach, default or condition waived by Buyer. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

                  SECTION 8.6 Interpretation. (a) When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. The term "Schedules" or "Schedule" means the schedules included in disclosure schedules delivered to Buyer or Seller, as the case may be, to the other concurrently with the execution and delivery hereof.

                  (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation".

                  (c) Whenever the phrase "to the Company's knowledge" is used in this Agreement, such phrase means the actual knowledge of the persons listed on Schedule 8.6(c).

                  (d) Whenever the phrase "consistent with past practice" or any similar phrase is used in this Agreement with respect to any Company Entity, such phrase shall be deemed to mean past practice of the Company Entities taken as a whole since October 1995.

                  (e) The term "person" means an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, Governmental Entity or other entity.

                  SECTION 8.7 Entire Agreement; Third Party Beneficiaries; Assignment. This Agreement and the Confidentiality Agreement (including the exhibits hereto and the documents, including the Preferred Stock Purchase Agreement and the Common Stock Purchase Agreement, and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Buyer Designator shall be a third party beneficiary of, and entitled to enforce, the representations, warranties, covenants, conditions and other terms and provisions of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party and Buyer Designator. This Agreement will be binding upon the parties and their respective successors and assigns.

                  SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement in accordance with
Section 8.4 so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                  SECTION 8.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan without giving effect to the principles of conflicts of law thereof.

                  SECTION 8.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any material provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the material terms hereof, subject to Section 7.2, in addition to any other remedy at law or equity.

                  SECTION 8.11 Resolution of Disputes. If a dispute arises between the parties relating to this Agreement, then the parties hereto (and Buyer Designator, as a third party beneficiary of the provisions of this Agreement) shall implement the procedures set forth in Section 8.11 of the Preferred Stock Purchase Agreement, subject to the provisions thereof.

                  SECTION 8.12 Consent to Jurisdiction; Waiver of Jury Trial. (a) Subject to Section 8.11, each of the parties hereto:

                         (i) consents to submit itself to the personal jurisdiction of (A) the United States District Court for the Eastern District of Michigan in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have jurisdiction with respect to such dispute and (B) the Courts of the State of Michigan otherwise;

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



                        (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

                       (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts; and

                        (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 8.1 or at such other address of which the other party shall have been notified pursuant thereto; and

                         (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

                  (B)  EACH PARTY HERETO HEREBY IRREVOCABLY AND
UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR
PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM
THEREIN.

                            [Continued on next page.]

                  SECTION 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the date first above written.

                              BUDGET RENT A CAR CORPORATION


                              By: /s/   Jack Frazee
                                 -------------------------------------
                                 Name:  Jack Frazee
                                 Title: Chairman


                              TEAM RENTAL GROUP, INC.


                              By: /s/   Sanford Miller
                                 -------------------------------------
                                 Name:  Sanford Miller
                                 Title: Chairman and Chief Executive
                                                  Officer



                                      -49-